Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript

May 5, 2016

4:30 p.m. ET

Q1 2016

AIR LEASE CORPORATION PARTICIPANTS

Ryan McKenna Vice President, Strategic Planning

Steven Udvar-HázyChairman and CEO

John Plueger President and COO

Greg Willis Senior Vice President and CFO

ANALYST PARTICIPANTS

Mark Streeter JPMorgan

Moshe OrenbuchCredit Suisse

Kristine LiwagBank of America Merrill Lynch

Helane BeckerCowen and Company

Arren CyganovichDA Davidson & Co

Michael LinenbergDeutsche Bank Research

Christopher NolanFBR & Company

Justine FisherGoldman Sachs

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Q1 2016 Air Lease Corporation earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to turn the conference over to your host, Ryan McKenna, Vice President and Head of Strategic Planning.

Ryan McKenna – Air Lease Corporation – VP, Strategic Planning

Good afternoon, everyone, and welcome to Air Lease Corporation's first-quarter 2016 earnings call. This is Ryan McKenna, and I am joined today by this afternoon by Steve Hazy, our Chairman and Chief Executive Officer; John Plueger, our President and Chief Operating Officer; and Greg Willis, our Senior Vice President and Chief Financial Officer.

Earlier today, we published our first-quarter 2016 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, May 5, 2016, and the webcast will be available for replay on our website.

At this time, all participants to this call are in listen-only mode. At the conclusion of today's conference call, instructions will be given for the question-and-answer session.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expense, and stock-based compensation expense. These statements, and any projections as to the Company's future performance, represent management's estimates of future results and speak only as of today, May 5, 2016.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of the risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will use during the call, such as adjusted net income, adjusted diluted earnings-per-share, and adjusted margin, are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures, as well as our definition of them, and their reconciliation to corresponding GAAP measures, can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors section and the Press section of our website at www.airleasecorp.com. Unauthorized recordings of this conference call is not permitted.

I would now like to turn the call over to our Chairman and Chief Executive, Steve Hazy.

Steven Udvar-Házy – Air Lease Corporation – Chairman and CEO

Thanks, Ryan. Good afternoon and thank you for joining us today. I'm very pleased to report that in the first quarter of 2016, Air Lease Corporation recorded total revenues of $343 million versus $278 million in 2015, an increase of 23.4% from the prior-year. We also achieved record adjusted net income of $151 million in Q1 versus $113 million in 2015, representing a 34% growth year-over-year.

This resulted in record adjusted diluted EPS of $1.38 per share versus $1.03 per share, an increase of 34%. These consistent and record financial returns represent another quarter of growth and our market-leading results that reflect the strength of our aircraft leasing platform.

Let me begin by stating that the current overall business environment in the aviation industry remains very strong, and airlines are performing well. In fact, in 2015, airlines recorded the best year in history in terms of financial performance. Financial markets have calmed down since the turbulent start of the year. And, as we told you during our last call, we perceived the fears that were shaping headlines to be way overblown.

The Chinese economy continues to be in the news, but the aviation industry in China is a key to their long-term growth ambitions, and we see a very strong commitment from the government of China in this space relative to other industrial sectors in China. Currency concerns in emerging markets challenges have not dissipated, but it is important to understand the resilience of the airline customers in this business environment, which are remaining healthy despite these stresses.

South America and Russia remain soft, and ALC has strategically kept our exposure minimal in these two regions. This has served us quite well, as our fleet continues to perform at 100% utilization with a very small watchlist of customers who are slightly late with some of their payments.

We have dealt with all of these issues many times before over many, many cycles, and we continue to deliver outperformance in our space. As you know, we always focus on passenger demand data. IATA today published a 7% passenger traffic increase for the first three months of 2016, with a capacity growth matching at 7%. These results indicate that both traffic growth and supply and demand remain relatively balanced on an ongoing basis. There's a good equilibrium between supply and demand of seats.

Production rate increases is an area we watch very closely, but we believe that the OEMs matching of production to demand is a high priority for them. For example, they have reduced production rates when demand does not meet forecasted levels for various programs. By way of example, both the A330 and 777 production rates have been reduced. We have no reason to believe that the manufacturers would behave any differently for any other programs, including single-aisle aircraft production rates with trends that warrant future adjustments.

We continue working with both Airbus and Boeing very closely on new product development ideas. There remains good demand for both narrowbody and widebody aircraft in the market, but it is very critical that the OEMs stay disciplined by not oversupplying the marketplace with too many new fragmented products.

We operate in a very competitive environment, yet ALC's results continue to demonstrate that our business model and strategy provide the tools to compete favorably and profitably. Our operating margins have increased compared to 12 to 24 months ago, and we remain very confident in our ability to continue delivering consistent and strong operating and financial results in the foreseeable future.

Owing to the strong performance of our Company since our inception and the continued success of our operations, and confidence in our future and continued growth, ALC's Board of Directors this week declared a quarterly cash dividend to shareholders of $0.05 per share. We have delivered excellent results while building the best-in-class fleet on long-term leases with a globally diversified airline customer base.

Now, I would like to turn this over to John Plueger, our President and Chief Operating Officer, who will further discuss our operations and strategic positioning.

John Plueger – Air Lease Corporation – President and COO

Thanks, Steve. During the first quarter, we took delivery of 10 aircraft from our order book and acquired one incremental unit. We completed the sale of 12 ATR aircraft in our previously announced transaction, and will complete the sale of our remaining units in the second quarter, as well as the sale of the undelivered aircraft over the next two quarters.

We are 85% placed through 2018, which is exactly the balance we want to strike with certainty of placement as well as keeping a few units available as part of lease campaigns in progress. The lease yields on our overall portfolio and on our forward placements remain steady. As has always been the case, there remains more yield variability on twin-aisle aircraft versus single-aisle aircraft, as twin-aisle aircraft encompass a greater percentage of large blue-chip airline customers in our portfolio who obtain the most favorable rates.

I indicated on the earnings call last quarter that we believe there were market opportunities in South America as a result of the economic challenges currently facing the region. We are now in fact completing transactions to acquire aircraft through South American -- various South American airlines and remarket them to carriers outside of the region. Besides our best-in-class order book, we are always optimistic and opportunistic in deploying capital to generate strong returns for our shareholders.

Above and beyond the sale of our ATR aircraft portfolio, which remains on pace and on target for the sale of the remaining units, we continue to see good demand from aircraft buyers across the spectrum of age, single and twin-aisle aircraft. Looking back at all the aircraft we've sold since inception, it's very clear that our aircraft sales have covered the complete spectrum of age, types, categories, manufacturers, delivering consistent strong gains in the disposition of used assets, and demonstrating continued liquidity of our aircraft fleet.

Blackbird Capital I is now well over half-way to the target of filling up the $2 billion fund. The pace of committed transactions has sped up, as opportunities have now developed in the market. We believe this should continue into the second half of the year.

As we look forward to the second quarter, we will acquire 14 aircraft on a net basis, totaling approximately $725 million in capital commitments, and 10 of these deliveries are from our order book and four are incremental units that have been acquired from airlines. Now, all of these aircraft were reflected in our commitment table. And, by the way, the vast majority of these aircraft will deliver in the back-half of the quarter.

So, at this time, we now turn this over to Greg Willis, our CFO, who will walk you through our financial results that we believe further differentiates ALC. Greg?

Greg Willis – Air Lease Corporation – Senior Vice President and CFO

Thank you, John. We completed the first quarter of 2016 with all-time record revenues and profits in ALC's history. Our results were driven by the continued growth of our fleet through the acquisition of 10 aircraft from our order book and one incremental aircraft. Our portfolio lease yield has remained constant along with the core fleet metrics, which include our 3.6-year weighted average age and our average lease term remaining of 7.2 years.

Rental revenues for the quarter were $343 million and our overhaul revenues represented a conservative 0.5% of this amount. Overhaul revenues were lower than previous quarters as there were no end-of-lease events during the quarter, which typically result in incremental overhaul revenue in the period under our accounting policy, which is based on virtual certainty.

Additionally, we sold 12 aircraft during the period, generating $21 million in gains, further demonstrating the liquidity of our fleet of young aircraft. We continue to benefit from operating leverage as we grow our fleet. This is reflected in our ratio of SG&A to revenue, which has declined 5.7% from 6.9% in the prior-year. We ended the quarter with a composite cost of funds of 3.34%, which has continued to decrease as we have started to refinance some of our first unrated bonds with investment grade bonds.

All of this activity resulted in record adjusted margins of 44.4% and contributed to the continued expansion of our adjusted returns on equity, which has 18.5% on a trailing 12-month basis. The financial markets were volatile at the start of our year. One of the key reasons that we operate with a low leverage balance sheet and hold excess liquidity is to be able to wait out periods like this until the markets recover.

We did just this during the start of the year and executed a five-year $600 million senior unsecured issuance in April at 3 3/8. This bond is 225 basis points less expensive than our five-year bond maturing in April 2017, which bears interest at 5 5/8%. This illustrates just how far we have come in reducing our cost of funds since the founding of ALC. This also demonstrates the benefits of our investment grade capital structure and best-in-class credit metrics.

This concludes my review of the results and financing activities of the Company. And I will now turn it back to Ryan.

Ryan McKenna

Thanks, Greg. That concludes management's remarks. And for the question-and-answer session, each participant will be allowed one question and one follow-up.

Now I'd like to hand the call over to the operator. Operator?

Operator

(Operator Instructions) Mark Streeter, JPMorgan.

Mark Streeter

You've got Jamie, Nish, John and me here -- the whole JPMorgan team. First question, Ascend seems to indicate that you have one 737-800 2006 vintage to GOL that's in storage, but I know you are 100% utilized. So I just want to clear that up. Is that just bad information in Ascend?

Steven Udvar-Házy

We do not have any aircraft at GOL. We haven't had any aircraft at GOL for a number of years and we have no aircraft in storage. We don't subscribe to Ascend data because we frequently find significant errors in that information.

Mark Streeter

And that's why I wanted to clarify that. Thanks, Steve. That's perfect. And then --

Steven Udvar-Házy

I repeat again. We do not have any aircraft on the ground. We do not have any aircraft with GOL, and we don't have a 737-800 that's not operational.

Mark Streeter

Perfect. And I'm glad we clarified that, because a lot of people pull up Ascend and they get bad data. So, thanks for setting us straight. Just --

Steven Udvar-Házy

If you want good data, just call us.

Mark Streeter

Exactly, right? So speaking of data, the GOL situation, they announced this week their sort of formal attempt at an out-of-court restructuring. We've been getting a lot of phone calls. I guess the word is they want to potentially get out of 20 aircraft or about a seventh of their fleet as part of this restructuring. Obviously everything is leased there and so forth.

Just wondering if you can comment on -- and I know you don't have any exposure to GOL, but the impact to Air Lease if GOL does return 20 aircraft to lessors, do you think the market can handle that? What do you think the impact is in terms of your strategy, or just in terms of lease rates for your single-aisle efforts?

John Plueger

Yes. Look, first of all, just an overall comment. You know, Delta has a big commitment there as a shareholder, but -- look, I do think that the market will be able to absorb a number of aircraft that might could be able to come out of GOL. GOL and others, also to the extent they want to offload any aircraft that they own, as opposed to returning back to lessors, would probably do so at pricing that would reflect the economic realities there.

So again, in my comments, I said we've been looking at South America for opportunities. GOL could be one of them. But the truth of the matter is, even, for example, on the new aircraft production side, as holes -- or as availabilities might pop up, the positions have been taken. And, so far, the strength of the 737-800 market is sufficient enough to where, if we had 15 to 20 over -- coming over the next year, year and a half, it might present a little bit of temporary excess supply. But we do think the depth of the market is there sufficient to absorb it.

Mark Streeter

Great. Thanks, John. Appreciate it.

Operator

Moshe Orenbuch, Credit Suisse.

Moshe Orenbuch

John, it sounded like you said that you did one additional aircraft purchase in the first quarter and are expecting four more in the second quarter coming from some of that disruption in among South American airlines. Is that the extent of the opportunity? Or is it something that will extend into the second-half? Any thoughts on that?

John Plueger

No. Yes, first of all, the incremental unit actually was not from South America. It was from Europe. We have concluded -- we haven't announced yet; we have concluded a transaction with a South American carrier, but those are actually going to be on some new aircraft units that we're going to put outside of that region.

So -- and -- so I think just to make sure you'd understand, the results are not reflected yet of those purchases in our quarter. They haven't -- they're just in process now.

Moshe Orenbuch

Right. You said they would be in the second quarter.

Steven Udvar-Házy

Correct.

John Plueger

Correct.

Moshe Orenbuch

And just a follow-up for Greg. The -- it sounds like the debt -- the execution of the debt in April was pretty strong. Just talk about other opportunities in the balance of the year.

Greg Willis

Yes, the execution went really well. We were over three times oversubscribed, and we subsequently upsized the transaction from the start. And we were also able to tighten pricing. As we look forward the rest of the year, this helpful start to liquidity to allow us to continue to be opportunistic when we tap the markets in the future.

There has also been a lot of demand out of the bank markets. Lots of banks have been approaching us, looking to upsize their commitments to us, as well as the new banks that have just recently joined our bank group. So I think, all in all, the financing markets have been quite strong for us.

Ryan McKenna

Moshe, I also want to add to that that we are on a positive outlook from Standard & Poor's, which I think is really key to the credit story as we continue to book quarters, which should have ripple-through effects of our financing opportunities as we hope to get that upgrade. Additionally in reduced cost of our unsecured corporate warehouse or revolver, which pricing actually goes down with a rating upgrade. So there actually are a couple of different opportunities that we foresee as that credit story continues to evolve.

Moshe Orenbuch

Thanks, Ryan.

Operator

Kristine Liwag, Bank of America.

Kristine Liwag

My question, my first one is for Steve and John. It sounds like the C-Series may be pressuring pricing for the 737-700 market, and we've heard that deals are being done in the low 20s. Since you already have a $20 billion order book, how much flexibility do you have in benefiting from this favorable pricing environment for aircraft buyers today?

Steven Udvar-Házy

Yes, first of all, we have no 737-700s on order. We have a very, very small number of 737-700s in our fleet. Most of those leases have been extended. So our total exposure to the 737-700s is less than 1% in terms of financial impact on our balance sheet. And those are performing well.

We are obviously watching very closely the competitive environment between Embraer upcoming on the E2 version of the 175, 190, 195 versus the C-Series 100 and 300, and Boeing. We believe that the United transaction was sort of an outlier. And part of that is because Boeing's production of the 737NG is virtually sold-out now in their bridge to the MAX. So there really aren't many classic -- I shouldn't call it classic -- the NG 700 market -- there is not any supply left from Boeing, other than onesie-twosies.

Where we do see more of a competitive environment is between Embraer and Bombardier. But we have not seen any effect on the Air Canada or Delta deal on 737-800 or A320 lease rates.

Kristine Liwag

Great. And maybe if I could switch gears for my second question. It looks like in the first three months of 2016, you guys repurchased 7.8 million shares. And, as of early April, you have about 11.8 million shares remaining in your authorization. How should we think about the cadence of share repurchase through the year? Or is there something --?

John Plueger

Not sure we -- yes, Kristine, not sure where -- we haven't done any share repurchases nor have we had any authorized.

Steven Udvar-Házy

Where do you get that information? Because we're not aware. The only new shares that were issued were a small number of RSUs pursuant to our published and authorized program. There's been no --

John Plueger

Our executive comp program. But we don't -- we haven't authorized, announced or done any share repurchases. And if you look at our --

Kristine Liwag

That was my mistake. Actually I was looking at a different filing. My apologies.

Steven Udvar-Házy

Yes. That sounds like something --

John Plueger

That's the other guy. (laughter)

Kristine Liwag

It was the other guy. I'm sorry. I was trying to do my homework while I was doing the call with you guys. But maybe if I could squeeze one last one and this is a legitimate question for Air Lease.

Steven Udvar-Házy

That is another leasing company whose margins and profitability are significantly inferior to that of ALC. (laughter)

John Plueger

Okay. Go ahead, Kristine.

Kristine Liwag

If I could squeeze one in for Greg.

Steven Udvar-Házy

Greg is sitting here smiling.

Kristine Liwag

He is always smiling. Greg, I think you guys have some -- for -- with the question that you had in terms of like this, the flexibility for your financing for the rest of the year, I guess my question has to do with -- when, if you're not able to access the debt markets today, how much flexibility do you have in the balance sheet without having -- in order to meet your financial commitments with your order book? And when would that date be? And when is the debt maturation that you have to meet?

Greg Willis

In the 10-Q, we state that we can go 12 months. And that's a standard disclosure that we make. But we have a substantial amount of liquidity to allow us the flexibility to stay out of the markets and to allow us to opportunistically select when we do tap those markets.

Kristine Liwag

(multiple speakers) And Greg, does that include the $600 million?

Greg Willis

Yes. And the contracted rents as well as the sales proceeds from the aircraft that are subject -- the remaining ATR fleet.

Ryan McKenna

The cash flows are so strong, Kristine that it really gives us a huge lever to finance the deliveries along with the liquidity that Greg just mentioned with that issuance. We are sitting in well over 12 months of capital so we really get to pick and choose when we go to the market.

Steven Udvar-Házy

Yes, plus we have an ongoing used aircraft sales program, beyond just the ATR aircraft. So last year, it was what, over $700 million? Roughly $700 million of used aircraft that we sold on a cash basis. And when we sell these aircraft, we don't take back any financing from the buyer. So that's an additional source of liquidity over and above the cash flows from leasing operations.

Kristine Liwag

Great, thank you very much.

Steven Udvar-Házy

Thanks.

Operator

Helane Becker, Cowen and Company.

Helane Becker

Thank you for the time. Steve, in your prepared remarks, you made a comment about having no issues with respect to any customers except a few who are slightly late in making payments. And I was kind of wishing -- hoping you could -- or wishing you could flesh that out a little bit for us. When you say they are late in making payments, are they so late that you would consider getting your aircraft back? And because in a prior life, you used to be very aggressive with customers who were late.

Steven Udvar-Házy

Yes, we are aggressive. We don't tolerate tardiness. We have a very small number of airlines who are -- obviously have issues with currency and in terms of just the economic environment in the areas where they operate. And sometimes on their overhaul reserve payments or rent payments, there are small delays. But all of our airlines are performing, and we have not had any credit write-downs or credit losses as a result of these issues.

When you have a $12 billion, $13 billion fleet, there will always be a small outlying number of airlines that are not performing as well as the majority of our customers. And we work with them to make sure that they are healthy and able to meet all of their obligations. Obviously, lease payments, paying for fuel, paying for labor, those are among the highest priority payments that an airline has to deal with, so.

John Plueger

Helane, I would also just add that, as a matter of fact, the total balance has actually gone down from last quarter and from two quarters ago. The total amount we are talking about is so small, in fact, that the security deposits well cover, by a huge order of magnitude, the payments.

And so frankly, it's a really, really small component, which is why we don't talk about it. It's immaterial and we have no issues in terms of -- none of these people that we are talking about now we have any repossession actions on.

Helane Becker

Okay. Well, Steve talked about it, so -- in his prepared remarks, so --

Steven Udvar-Házy

There's no repossession activity.

John Plueger

Yes. I think we put it in Steve's comments only because people ask about it all the time and we never mention it because it's just so small. So we just thought we would have Steve mention it.

Helane Becker

Okay. Okay, fair enough. And then my other question is, can you say how many aircraft went into Blackbird this quarter, if any?

Greg Willis

Zero.

Ryan McKenna

In the quarter we actually committed the capital, Helane, because a lot of the aircraft are actually for future delivery so it was a very, very active quarter. We did -- we've delivered some already in this quarter to Blackbird in April, but it's -- there's a series -- there was a lot of activity in the past few months as opportunities started to develop exactly as we sort of hoped, where that strategic capital could be deployed alongside of Air Lease with sourcing new customers and being helpful in campaigns. And it's great to see it really playing out, so.

Steven Udvar-Házy

So there's several aircraft going in there this quarter. Two have already delivered. And as we mentioned in our statement, we are working very hard to get to the $2 billion mark by sometime in the first-half of 2017.

John Plueger

Helane, last quarter I mentioned that the first quarter would be slow for Blackbird and that it would accelerate for the remainder of the year. And that's in fact what we see happening. We are focused on the big picture, getting the $2 billion funded out. So we count a commitment -- we look at total commitments less than when those aircraft actually enter the Blackbird fleet.

Helane Becker

Perfect, okay. Thanks very much. I appreciate your help.

Steven Udvar-Házy

Okay. Great questions.

Operator

Arren Cyganovich, D.A. Davidson.

Arren Cyganovich

Just looking at the kind of resurgent price of oil recently, has that changed at all the demand for some of the Neo's or MAX in your order book? Or conversely changed the demand at all for the older, less fuel-efficient aircraft out there?

John Plueger

No, I mean, we really haven't seen any material change in demand on the new aircraft side. There is a very strong demand for the MAX and Neo's and the widebody new programs and products. I think you are going to see a lot more traction, for example, in the A330neo later this year.

The same token, I haven't really seen a material change in the used aircraft market either, in the midlife aircraft. We still, I would say, have a higher pace of request for extension than we did, say, a year, year and a half ago, on the aircraft that are coming off their first lease terms. I don't think you could say there was any material change based upon fuel in the last 30 days or 40 days, et cetera. It's been pretty consistent.

Steven Udvar-Házy

Yes, and also, a lot of our new aircraft placements for the A320/21 Neo family and the 737 MAX family are for deliveries out in 2019, 2020 and 2021. So, those fleet planning decisions by those airlines are less affected by short-term price volatility of oil, but they are more based on network planning and total fleet planning strategy rather than just short-term spot market fluctuations of energy prices.

Arren Cyganovich

Thanks. That makes sense. And then just a small modeling question. The overhaul revenue for the quarter was relatively low. It was, I think, $1.6 million. Was that just due to a small amount of transitioning of aircraft? I was just curious because it was lower than past recent quarters.

Greg Willis

Yes, as I mentioned in my remarks earlier, there was no end of lease events. Typically, our aircraft leases are quite long, so 10 to 12 years. So there is very little under that concept or the principle of virtual certainty, there's a small percentage of revenue that is able to be recognized on a go forward basis until the end of the lease.

Arren Cyganovich

Got it, thanks.

Operator

Michael Linenberg, Deutsche Bank.

Mike Linenberg

Two questions here. Just looking at the percentage of your debt at fixed versus variable, I mean, I think, historically, you've been in sort of that mid-to-high-70s, maybe even over 80%. It does seem like, just in the last quarter, a decent drop there. And I mean that may be helping your composite interest rate.

And I'm just curious if there is a benchmark that you want to get to fixed versus variable? Or is this just a function of the fact that we've seen rates around the world go into a bit of a freefall as central banks, some going as far as to take interest rates into negative territory. I mean, does it behoove you to be more variable than fixed now? I mean, what's driving that? Maybe your philosophy? Because that is a pretty sizable move.

Greg Willis

Mike, our target fixed floating ratio is 80% fixed, 20% floating. The blip this quarter is mainly due to the timing of when we issued our last unsecured bond, which took place in April as opposed to within the quarter. So, we expect that ratio to tick right back up as we move into Q2.

Steven Udvar-Házy

So had we -- if we did the $600 million bond at the end of March, that $600 million would have come as fixed-rate debt, and it would have reduced our floating-rate debt, Mike, by $600 million. But I think we got the funding on April 11th, is my understanding. So April 11th, the $600 million came in from the issuance of the bond that matures in June of 2021, and obviously, it created a dynamic where the fixed-rate portion again increased --.

Greg Willis

And in January, there was also a meaningful paydown of a unrated bond (multiple speakers) that had a coupon of 4.5%, which is meaningfully above our composite rate. So when you take that out, that's also drives the composite rate down.

John Plueger

So, bottom line, Mike, effectively no change.

Steven Udvar-Házy

Yes. So, middle of January, we paid off a $500 million 4.5% bond. We did not issue a replacement for that in effect until the first week or so of April. So, a lot of this mathematics, Mike, is just a timing difference by two weeks. Does that make sense?

Mike Linenberg

That makes a ton of sense. Very helpful. And then just 85% of your leases delivering in 2018 are placed. I mean, that's a great number. I think you are up like 26 percentage points from the prior quarter. Just curious about 2019 and what that translates into from, call it, a committed fleet rental perspective.

I think, last quarter, you had a cool little chart in there that had your current fleet contracted rentals and then your committed, and just to kind of keep track of that. I don't know if you have that data in front of you. That was very helpful.

Greg Willis

Yes, Mike, this is Greg. We're going to keep that as an annual disclosure, so every year when we put that in the footnotes, you'll see us updating it. But as we add -- as we continue to lease out our airplanes, that builds out that $21 billion or $20.9 billion contracted rental number. I wouldn't expect there to be too big of a change from the end of the year to this quarter.

Steven Udvar-Házy

But we will be announcing lease transactions with deliveries out in 2019, 2020, 2021, 2022. And as we announce those, we'll make references to the aircraft type, who the lessee is, and the anticipated delivery date. So you can do your own modeling as the forward placements continue to build out.

John Plueger

You know, I think, Mike, we tend to really look at this percentage just sort of two years out, but 2019 is getting a lot of activity. For example, 2019 is when we start getting our A321LR Neo's. I think you are going to see some acceleration in that program, especially in the second half of the year.

So we are making quite good progress on 2019 and 2020. Frankly, one of the more challenges -- difficult challenges we as a management team face is how much to keep available versus how much to place now. The marketplace is dynamic. It's really important for us to remain on the strategic front of the theater of aircraft campaigns. If we've got nothing to offer, that's not necessarily good either.

So it's the classic decision. And a good problem to have is, if we really wanted to, we could probably conclude our placements in 2019 and 2020, and probably the half of 2021 in the next few months. But you need to have some product available for really key customers and campaigns, and to be able to move things around in fleet.

So for us it's more of a -- it's kind of at our election and at our option, and we just simply try and achieve the balance that we -- that I indicated in my remarks, the sort of 85% through the next two years or more. But we are in a marketplace luxury that we can kind of pick and choose how far forward to book that. It is more of a strategic question for us and tactical question than an ability-to-place question.

Mike Linenberg

It's a nice high-quality problem to have.

Steven Udvar-Házy

By way of example, if you look at 2018, 2019, 2020, I think we've placed already 20 [787 9's and 10's] during that period. But as John says, we are holding back a few positions for ongoing campaigns. Same thing on the A350. We have now placed all of our A350s in 2017, 2018 and some already in 2019. So it's really important for us to be competitive and to have at least a small number of positions to start off a delivery sequence to some of these airlines.

Mike Linenberg

These have been placed though --?

Steven Udvar-Házy

I'm sorry, go ahead?

Mike Linenberg

I was just going to say these have been placed but they have yet to be announced. Is that right?

Steven Udvar-Házy

Some have been announced. Some have not been announced.

Mike Linenberg

Okay. Okay. I know. It's a nice high-quality problem to have. Thank you.

Steven Udvar-Házy

Yes. And the same thing is true on the 737-8 MAX and the A320/21 Neo's. We have a number of transactions that have not yet been announced because the airline itself frequently has a direct order in negotiation with Airbus and Boeing. So they don't want us to announce the lease placement until they finalize their own direct deal.

So, we have a number of transactions that the airline customers have asked us not to announce until they tidy up their own direct deals. And usually those deliveries come after our deliveries. So we usually are the kickoff introduction delivery of these new types.

Mike Linenberg

Very good. Thanks, guys.

John Plueger

Sure. Thanks, Mike.

Operator

Mark Streeter, JPMorgan.

Mark Streeter

Back over to me. So, John, I have a question for you on all the noise out there regarding the new engines, whether it's the LEAP or the GTF, there have been articles about teething pains with these engine platforms. We are getting some questions from investors. You obviously have studied those and are very close to the engine manufacturers. Any concerns? Or is this typical at this point in your view for where these programs are in their evolution?

John Plueger

No, it's actually typical. We don't really have any major concerns. About half to three-quarters of the things we read about are just simply not true or exaggerations or paranoias. Bottom line is, rest assured, we are technically on top of exactly where each of the manufacturers are.

And don't forget, the manufacturers -- the airframe manufacturers, Airbus and Boeing, actually have to audit that data, because, in fact, they are the ones that actually issue the overall product guarantees and fuel burn and that sort of thing. And that process is very robust. So, I think geared turbo fan, there is two categories of issues. One was the boat rotor issue, which is prevalent in a lot of different airplanes. It's just a question of how long it takes to start the airplane.

But also, these blue messages, these annoyance messages, those have been now under correction with software development changes, new software issuance releases. So I think, at the end of the day, we are satisfied and we are not overly concerned on either product type. Both companies have sufficient wherewithal.

I think the other thing that happens in the marketplace is, as the engine guys go through their development, they will often say, oh, you know what? By this result or this test data we are getting, we could actually improve this a bit further. It doesn't mean that the current or that the final product is going to be put on the airplane that day, does not meet the guarantees; it does, but you always find opportunities to improve based upon the testing development certification in the first year.

That's a very normal thing. So I think people have to be very careful to characterize something as a flaw, which, in fact, is really nothing more than a normal opportunity for further product enhancements based upon the development of the engine.

Mark Streeter

Great. Thanks. That's helpful. And then question on how should we think about the economics to Air Lease? Just from a modeling perspective or in terms of your profitability, when you are able to step into these delivery positions with these Latin American carriers and so forth, where they don't want to take delivery because of the stress in the market, you step in, you don't have to pay the PDP, so you don't have that PDP drag that you have in your sort of regular way order book.

What does that do to your IRR or internal -- whatever sort of return calculation you use as a benchmark? How incrementally profitable are these deals versus your regular placements out of your order book?

Steven Udvar-Házy

The way we approach it is if there is an incremental pop-up opportunity, because of a distressed airline that has ordered either Boeing or Airbus aircraft, but they really don't want to take deliveries, we look at the transaction on its own merits. And it has to be better in terms of economics for ALC than the weighted average portfolio of the same types of aircraft.

So, for example, let's say there's an A321 or there's an opportunity to acquire one. We look at our portfolio of A321s, and this transaction has to deliver a much better overall return on the investment. The pricing has to be obviously extremely competitive and attractive. And the overall lease return has to be as good or better than what we have in our current portfolio of A321s, just by way of example.

John Plueger

I think the other tagline to that, though, Mark, is you can't make a whole business out of that. I mean, our order book remains our key and common engine for growth and return. These things are exceptions. They are not the rule.

If we -- we couldn't just stop ordering airplanes and stop taking deliveries of new aircraft and only look at these opportunities. I mean, in the world of how we need to grow, it's just not enough of them. So, we see these as enhancers but certainly no replacement in any meaningful way.

Steven Udvar-Házy

The other factor that currently we have to deal with is both the Export-Import Bank of the US and the European ECA's in the UK, France, Germany, and Italy are basically shut down right now for any transaction over $10 million. So we have seen a number of airlines that previously were going to purchase aircraft and use ECA guaranteed financing with commercial banks, who are now looking at the leasing alternative. So, if anything, we see more opportunities in the next 12 to 18 months.

Mark Streeter

Great. And then, Steve, just one more from me. You've obviously spoken to the technical viability of the C-Series. But the concern was always been that the Bombardier team had to sell, sell, sell. Well, they at least sold a large chunk obviously, and somewhat legitimized the program with Delta.

You are obviously not going to tell us if you are going to order the plane, but is this enough? Do they still need to -- in order for Air Lease to consider purchasing the C-Series and to be one of the leasing customers of the program, how much more selling does Bombardier need to do until you are comfortable?

Steven Udvar-Házy

Well, as of today, we have three what I would call high-profile global airlines that have ordered the airplane -- Air Canada; Swiss, which is really a subsidiary of Lufthansa; and Delta.

We need to see more activity in Europe. We need to see more activity in North America, and we certainly need to see more activity in Asia-South Pacific regions, because we can't just have two blue-chip airlines in North America and one unique situation in Switzerland where it's replacing the Avro four-engine aircraft. We need to have a bigger customer base.

Now Bombardier and ALC are in discussions. We are entertaining possibilities to look at all aircraft types at all times. But the key to our involvement in the future is an expanding customer base of airlines, not just lessors. We need to see more airlines that sign up for these airplanes. And the same is true for the E2, the Embraer E-Jets E2.

So we continue to have dialogue with all the manufacturers, all the OEMs, the engine guys, the air framers. We're keeping up-to-date. We continue to evaluate their flight test results. But obviously, the key, as John has said many times on other calls, we need to see a solid customer base building. And once that momentum picks up, we will certainly evaluate opportunities in that sphere.

John Plueger

It's interesting -- to Steve's earlier comment, here we have the ECA's and EX-IM that are shut down, but Brazil's BNDES and the Canadian equivalent are operating. It's just going to be very interesting to see the competitive posture between Canada and Brazil going forward.

Mark Streeter

Thanks for taking our extra questions.

Steven Udvar-Házy

Sure. But we'll keep watching the movie as it unfolds.

Operator

Christopher Nolan, FBR & Co.

Christopher Nolan

Thanks for taking my questions. For the customers slightly late on payments, as a follow-up to Helane's question, are those -- where geographically where those customers are? What region in the world?

John Plueger

Oh, they're, I mean, you know, we have maybe one in Eastern Europe, we have one in Brazil. We have -- (multiple speakers) there's really no -- they are not concentrated in Russia and South America, if that's what you are asking.

Steven Udvar-Házy

They're -- but they are immaterial in terms of the totality of the amounts involved and the number of days involved. They really have no impact. And usually, the way we write our contracts, they have to pay a penalty interest.

So, if let's say an airline owes us $100,000 today and they pay us next Wednesday, they not only have to pay the $100,000, they have to pay a punitive interest rate on that late payment for the number of days that they're late. So they are highly incentivized to get back on track as quickly as possible.

Greg Willis

And the key is that they are covered by deposits and these are mobile assets, right. So if there was a problem, we could go in and take them, and put them in other performing regions.

John Plueger

We spend far too much time on this question than it's ever worth.

Steven Udvar-Házy

It's like a pin in a haystack. It's nothing.

Christopher Nolan

All right. As a follow-up, I'm looking at the Q. The Company's investment in Blackbird is $19 million or so. Given your comments on completing the $2 billion AUM by year-end, should we be seeing a lot of activity in Blackbird growing in the second-half of the year?

John Plueger

And by the way, the deadline is not necessarily the end of the year.

Steven Udvar-Házy

I think it was the first-half of 2017.

John Plueger

Yes, it's not the end of the year. I mean, that would be an aspirational goal. But we're driven more by the quality and the returns on those assets that are committed to that venture. So, we don't have the end of the year as a hard cut-off. It can go a bit beyond there.

Ryan McKenna

The whole idea, Chris, is that we commit to these assets and they can deliver in the future. I mean, it's not about just having things that are already -- you know, some are new airplanes. I mean, so they are not necessarily already delivered.

So, we'll target to get it -- to get the commitments done toward the end of the year and the flexibility we have, there is no hard deadline with that. So it gives us the flexibility to strike when opportunities exist, just like we do with Air Lease planes.

John Plueger

But the bottom line is we had nothing in the first quarter, but you will see more in second and subsequent.

Steven Udvar-Házy

And our equity participation is 9.5% of $500 million. So when everything is filled up, we'll be somewhere in the $40 million-plus range in terms of equity invested. But then also commensurate with that, the management fees grow as the portfolio grows.

Ryan McKenna

We'll have some more color and update at our Investor Day on all these different topics. And as John said on prior calls, we'll look to do the second one later in the year.

Christopher Nolan

Great. Thanks for taking my questions.

John Plueger

Thank you.

Operator

Justine Fisher, Goldman Sachs.

Justine Fisher

I have a question for Greg or whoever else wants to comment on net interest margin. It's a metric that we've seen some of your peers point out for their fleets. And correct me if I'm wrong as I calculate it. If I use an average book value, you guys are kind of an 11.5% rental yield and it's 3.34 -- I think you said -- percent borrowing rate. So it looks like the margin is kind of in the low-8% range.

Do you guys use this metric as a way to evaluate your fleet and the way your lease placements are going? And do you think we should look at it? And why or why not?

Greg Willis

Justine, we don't calculate that metric. We don't use it. Because at the end of the day, we are an investment grade borrower. So, I think maybe the high-yield borrowers who go out there and do a sale-leaseback and their financing is tied -- on a nonrecourse basis is tied to the actual airline that they are extending a lease to, I think that's more appropriate.

But we fund the Company on a portfolio basis. And our financing costs are very disconnected from the underlying airlines that we are financing. So the short answer to your question is, no, we don't look at that metric. We focus on adjusted return on equity and adjusted margins. And you've seen that we've been in position to continue to expand our returns on equity as we continue to refinance our few remaining legacy unrated bonds.

We look to build out our management business. And as we benefit from operating leverage, we continue to add more planes to our portfolio without adding to the employee base.

Steven Udvar-Házy

The other fallacy with that calculation, and one of the reasons we don't use it, is that you could have two aircraft with identical net interest margins, but one aircraft is sold for 70% of its original acquisition costs after 10 years, and the other plane we sell for 105% of its acquisition cost.

So, to have an accurate evaluation of a lessor, you need to understand what happens to the asset when it's disposed of. Because if we have a significant gain above book value and disposition, it can increase on an NPV basis the net interest margin that we really earned. And if the lessor shows a high net interest margin but then takes an impairment charge or write-down, he has basically deceived Wall Street and given you a false impression of how well they are doing.

I think the proof in the pudding is ALC has demonstrated that every aircraft we sold since the inception of the Company has been at a significant gain over the then-book value. Secondly, we've had no impairment charges. And thirdly, we've never had a credit loss on any of our operations. Not a single dollar has been lost because of credit losses.

So you've got to look at the totality of the business. You can't just isolate the net interest margin, because that's reflective of the current situation, but does not take into account the ultimate realization of the asset.

Ryan McKenna

So, I'll pile on, Justine. Number one, net interest margin doesn't account for the underlying credit of the customer that's flying the plane. Number two, it doesn't account for the duration of the lease, how long it's sitting on there. Number three, it doesn't account for the quality of the aircraft. Number four, it doesn't account for the purchase price of that asset relative to the market.

And as Steve perfectly hit, it really is not about a point in time. It's about the ultimate realization of value of that asset over the time that we harvest returns and that we ultimately dispose of that asset or then continue to manage it at some point in the future. To me, this is a very, very simplified un-nuanced comparative metric that doesn't account for quality of fleet, age of fleet, duration that's there.

And really, another point that I think Greg was alluding to, an issue that I think we've read about numerous times, is breakage of debt swap costs and of financings that give part of that margin, quote/unquote, back when you don't have an investment grade capital structure. So we really don't think it's a very accurate way of describing the quality of the business that we've built and so we don't ever look at it.

Steven Udvar-Házy

Justine, I still have in my archives at home annual reports of subprime lenders back in 2004, 2005, 2006, that had excellent net interest margins, and then, the mortgages blew up, the borrowers didn't pay back the amount. And these lenders took huge multibillion-dollar hits.

Ryan McKenna

But they had great NIMs.

Steven Udvar-Házy

Great NIMs, yes.

Justine Fisher

(multiple speakers) That must be a fascinating library.

Steven Udvar-Házy

So I hope you understand where we are coming from. (multiple speakers)

Justine Fisher

I can see that. I think investors look at it because it's kind of all -- in some way, all they have to go on. But I do agree that a lot of the money in leasing and the skill is in the buying and the selling, not necessarily just the leasing out. So you are right. It doesn't account for that. That's a good point.

And then, the other question that I had to ask was about aircraft coming out of certain regions. We've had aircraft come out of Russia, and everybody was really concerned about it. And then there may have been a small blip in terms of lease rates, but the world has absorbed those. And it seems as though the world is doing the same thing with Brazil, especially given that lessors are able to kind of pick up some of the slack.

So is there another country -- I won't ask if there is another region, because if we take out Russia and Latin America, there's not much left -- but is there another country that you guys could see aircraft coming out of in this number? And I'm not concerned about the world's ability to absorb it, because I think lessors are proving their worth. But is there a country that you guys are concerned about?

Steven Udvar-Házy

Not, you know, --

John Plueger

Not really, I mean --

Steven Udvar-Házy

I mean, we took airplanes out of Russia in a friendly way, both out of Transaero and Nordwind, and those airplanes went to an airline in Europe and one in Southeast Asia. And the lease rates were very respectable. We didn't really suffer in the re-leases.

India right now is actually doing much better than I've ever seen before in the last six or seven years. They are looking for both 737s and A320/21s. And as you say, most lessors have been successful at placing those aircraft that have come out of Brazil. We just sold six of our ATRs that we had in Brazil to two different lessors. So we've reduced our Brazilian exposure on our ATRs.

John Plueger

I would offer maybe a slightly different way of looking at it. Rather than a region -- there was really not a region. We also continue to look at those airlines, low-cost airlines who have ordered a vastly higher numbers and quantities of aircraft than they can take in their operations.

So, for example, Lion Air in Indonesia is not an Indonesia softness, per se, but when you have one carrier with so many airplanes on order, that is something to watch. You can do the same thing about Norwegian and a few others.

So, I think as opposed to a regional focus, we are more -- we have one eye focused on those airlines that have these vast quantities of airplanes on order. And whether or not they think they can do leasing companies and make them all work is a huge question. But I suspect that we'll actually see some availability coming from at least one or more of those order books.

So rather than a region, I would encourage you to think more of the way we do, which is looking at those types of airlines that really have so many product on order. Indigo in India is another example of an airline that just ordered vast numbers of single-aisle aircraft.

Steven Udvar-Házy

Yes. The other thing I want to point out is that now there is a viable program to convert 737 NGs into cargo airplanes. And we have seen a significant number of 737-300s and 400s, the classics, convert to cargo. We've seen that on 757s. And now there's a program that's being implemented to convert the older 737 NGs to cargo. And I think those are all healthy trends that will reduce the supply of single-aisle aircraft as they reach a certain age point.

Justine Fisher

Okay, great. Thanks so much.

Steven Udvar-Házy

Thanks, Justine.

Operator

I am showing no further questions at this time. I would now like to turn the conference back to Ryan McKenna.

Ryan McKenna

Thank you all very much for joining us. We look forward to seeing everybody on May 19 for our Investor Day in New York City, and then again on our Q2 conference call in August. Have a good day.

Operator

Ladies and gentlemen, this concludes today's conference. Thank you for your participation and have a wonderful day. You may all disconnect.